Exhibit 99.1

Financial Results for the Year Ended December 31, 2022 (Unaudited)

February 10, 2023

Company Name:	Techpoint, Inc.
Listed Exchange:	Growth market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroshi Kondo, Vice President Corporate Marketing and
President of Techpoint Japan KK
03-6205-8405
Expected Date of Annual Shareholders Meeting:	June 1, 2023
Expected Date of Annual Securities Report Filing:	March 14, 2023
Expected Start Date of Dividend Payment:	February 15, 2023
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included

1.	Unaudited Financial Results for the Year Ended December 31, 2022 (January 1, 2022 to December 31, 2022)

(1)	Consolidated Operating Results

(Unit: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2022	$65,083	0.6%	$19,348	(2.7)%	$19,594	(1.6)%	$17,663	2.2%	$19,297	2.2%
	¥8,636,514		¥2,567,480		¥2,600,124		¥2,343,880		¥2,560,712
2021	$64,707	88.4%	$19,885	437.7%	$19,914	408.5%	$17,287	417.3%	$18,889	309.7%
	¥8,586,619		¥2,638,740		¥2,642,588		¥2,293,985		¥2,506,570

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥132.70 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2022. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior period, which is permitted according to the current disclosure requirements for Tanshin in Japan.

The Company’s comprehensive income for the year ended December 31, 2022 and 2021 was $17.5 million (¥2,327.8 million, 1.9%) and $17.2 million (¥2,285.1 million, 406.8%), respectively. The Company’s non-GAAP operating income for the year ended December 31, 2022 was $21.2 million (¥2,808.1 million) based on the exclusion of stock-based compensation of $1.8 million  (¥240.6 million). The Company’s non-GAAP net income for the year ended December 31, 2022 was $19.3 million (¥2,560.7 million) based on the exclusion of stock-based compensation of $1.8 million  (¥240.6 million) and the related income tax impact based on a 9.86% effective tax rate. The Company’s non-GAAP operating income for the year ended December 31, 2021 was $21.7 million (¥2,883.6 million) based on the exclusion of stock-based compensation of $1.8 million (¥244.8 million). The Company’s non-GAAP net income for the year ended December 31, 2021 was $18.9 million (¥2,506.6 million) based on the exclusion of stock-based compensation of $1.8 million (¥244.8 million) and the related income tax impact based on an assumed 13.19% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2022	$0.98	$0.95	$1.07	$1.04	31.0%	29.1%	29.7%
	¥130	¥126	¥142	¥138
2021	$0.97	$0.93	$1.06	$1.02	38.8%	37.9%	30.7%
	¥129	¥123	¥141	¥135
(2)	Consolidated Financial Position

(Unit: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2022	$72,940	$62,076	$62,076	85.1%	$3.41
	¥9,679,138	¥8,237,485	¥8,237,485		¥453
2021	$61,938	$51,817	$51,817	83.7%	$2.89
	¥8,219,173	¥6,876,116	¥6,876,116		¥384
(3)	Consolidated Cash Flows

(Unit: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash Provided by (Used in) Investing Activities	Net Cash Used in Financing Activities	Cash and Cash Equivalents
2022	$19,621	$(18,559)	$(9,049)	$19,392
	¥2,603,707	¥(2,462,779)	¥(1,200,803)	¥2,573,318
2021	$14,247	$1,183	$(135)	$27,379
	¥1,890,577	¥156,984	¥(17,915)	¥3,633,193

2.	Dividends

(Unit: $ or ¥, except for % data)

	Annual Dividend and Record Date							Ratio of Total Dividends
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year- End	Total	Total Dividends	Payout Ratio	to Net Assets
2021	$-	$-	$-	$-	$-	$-	-	-
	¥-	¥-	¥-	¥-	¥-	¥-	-	-
2022	$0.25	$0.25	$-	$-	$0.50	$9,031	51.0%	15.9%
	¥33	¥33	¥-	¥-	¥66	¥1,198,414
2023 (Forecast)	$0.25	$0.25	$-	$-	$0.50	$-
	¥33	¥33	¥-	¥-	¥66	¥-

3.	Forecasted Operating Results for the Year Ending December 31, 2023 (January 1, 2023 to December 31, 2023)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ending December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2023	$62,812	(3.5)%	$16,010	(17.3)%	$18,010	(8.1)%	$16,209	(8.2)%	$17,840	(7.6)%
	¥8,335,152		¥2,124,527		¥2,389,927		¥2,150,934		¥2,367,368

(Unit: thousands, except per share and % data)

Year Ending December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2023	$0.89	$0.87	$0.98	$0.95
	¥118	¥115	¥130	¥126

The forecasted basic and diluted Earnings Per Share, or EPS, for the year ending December 31, 2023 was computed using a forecasted weighted average shares outstanding for the year ending December 31, 2023. The forecasted non-GAAP figures exclude stock-based compensation of $1.8 million (¥240.6 million) net of the related income tax impact based on an assumed 10% effective tax rate.

The Company’s forecasts are made in U.S. dollars.

4.	Notes

(1)	Changes in subsidiaries during the period: Not Applicable
(2)	Changes in accounting policies
1.	Due to codification revisions: None
2.	Due to other reasons: None
(3)	Stock information:

	December 31, 2022	December 31, 2021
Common stock	18,198,737	17,928,748
Treasury stock	—	—
Weighted average shares outstanding used in computing basic net income per share	18,108,369	17,830,808

Audit Procedures:

This Tanshin is not in the scope of audit procedures by the Company’s independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures performed in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2023. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding the Company’s future results of operations and financial position, strategy and plans, and the Company’s expectations for future operations, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Any forward-looking statement made by the Company in the Tanshin speaks only as of the date on which it is made. The Company disclaims any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

Please refer to the Company’s website for details on its Investors Meetings for holders of the Company’s Japanese depositary shares, or JDSs.

Appendix Index

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥132.70 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2022. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior periods, which is permitted according to the current disclosure requirements for Tanshin in Japan. The Company’s JDSs are traded on the Growth market of the Tokyo Stock Exchange. Each JDS represents one share of common stock.

1.	Management’s Discussion and Analysis

(1)	Comparison of the Year Ended December 31, 2022 and December 31, 2021

Revenue

	Year Ended December 31,		Change
	2022	2021	Amount	%
	(dollars in thousands)
Automotive	$38,985	$32,071	$6,914	22%
Security surveillance	26,098	32,636	(6,538)	(20)%
Revenue	$65,083	$64,707	$376	1%

Revenue increased  $0.4 million, or 1%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. This was attributable to a $6.9 million increase in automotive market revenue as a result of an increase in the volume of shipments and an increase in average selling price attributable to product mix, offset by a $6.5 million decrease in security surveillance revenue due to a decrease in the volume of shipments offset by an increase in average selling price attributable to product mix.

Our product pricing has increased in our target markets in response to our increased manufacturing costs. Additionally, fluctuations in our overall average selling price are directly attributable to changes in product mix given the natural pricing variation of the products in our portfolio and customer base. When the product mix shifts towards the higher priced products in our portfolio, the average selling price will be higher than when the product mix shifts towards the lower price point products.

Revenue by geographic region

The table below sets forth the major components of revenues by the geographic region to which products were delivered as a percentage of total revenues for the year ended December 31, 2022 and 2021:

	Year Ended
	December 31,
	2022	2021
China	69%	69%
Taiwan	15	16
South Korea	10	11
Japan	4	3
Other	2	1
Total revenue	100%	100%

Cost of revenue and gross margin

	Year Ended December 31,		Change
	2022	2021	Amount	%
	(dollars in thousands)
Cost of revenue	$29,185	$29,660	$(475)	(2)%
Gross margin	55%	54%

Cost of revenue decreased $0.5 million, or 2%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. Gross margin increased to 55% for the year ended December 31, 2022 from 54% for the year ended December 31, 2021, due to changes in product mix and market mix. We expect gross margins to fluctuate in future periods due to changes in customer and product mix, average unit selling prices, manufacturing costs, adjustments to inventory, if any, and end market product demand.

Research and development expense

	Year Ended December 31,		Change
	2022	2021	Amount	%
	(dollars in thousands)
Research and development	$7,801	$6,371	$1,430	22%

Research and development expense increased $1.4 million, or 22%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021, primarily due to a $1.7 million increase in tape-out and design service cost, partially offset by a $0.2 million decrease in personnel cost, and a $0.1 million decrease in software cost.

Selling, general and administrative expense

		Year Ended December 31,		Change
	Property and equipment, net	2022	2021	Amount	%
		(dollars in thousands)
Selling, general and administrative		$8,749	$8,791	$(42)	(0)%

The change in selling, general, and administrative expenses was flat for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Other income – net

	Year Ended December 31,		Change
	2022	2021	Amount	%
	(dollars in thousands)
Other income - net	$246	$29	$217	748%

Other income - net for the year ended December 31, 2022 increased by $0.2 million, or 748% as compared to the year ended December 31, 2021, primarily due to an increase in interest income.

Provision for income taxes

	Year Ended December 31,		Change
	2022	2021	Amount	%
	(dollars in thousands)
Provision for income taxes	$1,931	$2,627	$(696)	(26)%

The provision for income taxes decreased by $0.7 million, or 26%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021, primarily due to an increase in the foreign-derived intangible income deduction for tax purposes.

Net Income

	Year Ended December 31,		Change
	2022	2021	Amount	%
	(dollars in thousands)
Net income	$17,663	$17,287	$376	2%

As a result of the foregoing, net income increased by $0.4 million, or 2% for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

(2)	Liquidity and Capital Resources

Our cash, cash equivalents and short-term investments as of December 31, 2022 were $44.7 million. We believe our existing cash, cash equivalents, short-term investments and the cash we expect to generate from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Operating Activities

Our primary source of cash from operating activities has been from cash collections from our customers. We expect cash inflows from operating activities to be affected by fluctuations in sales. Our primary uses of cash from operating activities have been for personnel costs and investments in research and development and sales and marketing.

During the year ended December 31, 2022, net cash provided by operating activities was $19.6 million, due to net income of $17.7 million and non-cash charges of $2.3 million, and net cash outflows from changes in operating assets and liabilities of $0.3 million.

Non-cash charges primarily consisted of stock-based compensation of $1.8 million, operating lease amortization right-of-use assets of $0.7 million, an increase in the inventory valuation adjustment of $0.9 million and depreciation and amortization of $0.4 million, partially offset by an increase in deferred tax assets of $1.7 million.

The net cash outflows from changes in operating assets and liabilities totaled $0.3 million, consisting of a $1.1 million increase in inventory, net of valuation adjustment, as units manufactured during the period and on hand were in excess of product sales, and a $0.8 million decrease in accrued expense, lease and other liabilities. Outflows were partially offset by inflows from a $0.2 million decrease in accounts receivable due to timing of receipts from customers versus shipment of units, a $0.4 million decrease in prepaid expenses due to timing of payments, $0.2 million increase in accounts payable and a $0.8 million increase in customer deposits.

Investing Activities

During the year ended December 31, 2022, cash used in investing activities was $18.6 million, due to a $30.0 million cash outflow used to purchase debt securities, a $4.0 million cash outflow due to purchase marketable securities and a $0.5 million cash outflow used to purchase of property and equipment, partially offset by a $15.9 million cash inflow due to proceeds from maturities of debt securities.

Financing Activities

During the year ended December 31, 2022, cash used in financing activities was $9.0 million, due to a $9.0 million in payments of dividends in February and July 2022, and a $0.2 million in payments for shares withheld for tax withholdings on vesting of restricted stock units, partially offset by a $0.2 million in net proceeds from the exercise of stock options.

(3)	Forecast for the Year Ending December 31, 2023

After careful consideration of current uncertainties in the global economy, instabilities in global politics, the COVID-19 pandemic and semiconductor manufacturing constraints, the Company is providing its financial forecast for the year ending December 31, 2023, as follows.

The overall worldwide semiconductor demand in 2023 is widely predicted to decrease at least 3.6% and as much as 22% from 2022 with a relatively softer demand in the first half and a stronger demand in the second half of the year.  Techpoint is forecasting $62.8M of revenue to be generated only from the current product lines for 2023, a decrease of 3.5% from 2022, with a softer first half and a stronger second half of the year and a market segment mix of 60% and 40% for the Automotive market and Security market, respectively. The 2023 revenue forecast may change favorably depending on the adoption rate and timing by customers of new product lines such as CMOS Image Sensor and Door-Phone.  The adoption rate and timing of the new product lines remains uncertain at this time due to in-process inventory adjustments at customer sites.  The company will seek to make timely disclosures after this visibility improves.

Company’s Guidance of 2023 financials

Revenue	$62.8 million
Income from operations	16.0 million
Income before income taxes	18.0 million
GAAP net income	16.2 million
Non-GAAP net income	17.8 million
Non-GAAP Basic EPS	$0.98

COVID-19 Considerations - Since it is still difficult to predict the cessation of COVID-19, the Company has provided its forecast figures based on the assumption that COVID-19 will continue to have the same level of impact during fiscal year 2023 as it does at present.

(4)	Dividends

Dividend Policy

The Company’s Board of Directors has adopted a dividend policy to link dividend payments to business performance on an ongoing basis. The amount to be paid in future dividends will be reviewed by the Board, with an aggregate dividend target amount for each fiscal year equal to approximately 50% of our annual non-GAAP net income for the prior fiscal year. The Company anticipates making payment of future dividends in two installments following its December 31 year end. This policy can be modified or terminated at any time at the discretion of the Company’s Board of Directors, including the Board’s determination to cease paying dividends in the future. The payment will be made in accordance with and subject to the terms of the Trust Agreement dated August 31, 2017 between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd., which agreement governs the rights of JDS holders.

2023 Dividend

On December 15, 2022, the Company announced a special cash dividend of an aggregate of $0.50 per share for fiscal 2023, payable in two equal installments of $0.25 per share. The first installment of the dividend has been accrued as of December 31, 2022 in the amount of $4.5 million and is payable to stockholders of record on January 31, 2023. The payment date for the first installment on its shares of common stock (including common stock underlying its Japanese Depositary Shares (JDS)) will be on or around February 15, 2023. The second installment of the dividend is not accrued as of December 31, 2022 because it is anticipated to be paid in the third fiscal quarter of 2023 and the declaration of the second installment is subject to the Board approval and in accordance with applicable law. The Company intends to provide additional information about the second installment of the dividend in the second fiscal quarter of 2023. The timing for receipt of the dividend payments by individual holders of Techpoint common stock and JDSs will vary due to the payment process for JDS holders. The amount paid to JDS holders will be reduced by any applicable U.S. withholding income tax, and then converted into Japanese Yen. Once the dividend is converted into Japanese Yen, a distribution payment fee and any additional local taxes will be paid from the distribution amount. As a result, the net amount of the first dividend installment that is ultimately received by JDS holders will be less than $0.25 per JDS. The Company anticipates that JDS holders will receive the payment of the first installment of the fiscal 2023 dividend in their accounts in late-March 2023.

2.	Accounting Policy Changes

None.

3.	Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)	Consolidated Balance Sheets

(Unit: thousands, except share data)

	December 31, 2022		December 31, 2021
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$19,392	¥2,573,318	$27,379	¥3,633,193
Short-term investments	25,289	3,355,850	14,942	1,982,803
Accounts receivable	105	13,934	336	44,587
Inventory	13,709	1,819,184	13,522	1,794,370
Prepaid expenses and other current assets	618	82,009	895	118,767
Total current assets	59,113	7,844,295	57,074	7,573,720
Property and equipment - net	634	84,132	713	94,615
Deferred tax assets	2,280	302,556	584	77,497
Right-of-use assets	983	130,444	1,009	133,894
Long-term investments	9,737	1,292,100	2,351	311,978
Other assets	193	25,611	207	27,469
Total assets	$72,940	¥9,679,138	$61,938	¥8,219,173
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,100	¥278,669	$1,838	¥243,902
Accrued liabilities	1,564	207,543	1,896	251,599
Customer deposits	1,545	205,022	775	102,843
Lease liabilities	700	92,890	525	69,668
Dividend payable	4,551	603,918	4,504	597,681
Total current liabilities	10,460	1,388,042	9,538	1,265,693
Other liabilities	404	53,611	583	77,364
Total liabilities	10,864	1,441,653	10,121	1,343,057
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001 per share - 5,000,000 shares authorized as of December 31, 2022 and 2021; nil shares issued and outstanding as of December 31, 2022 and 2021.	—	—	—	—
Common stock, par value $0.0001 per share - 75,000,000 shares authorized as of December 31, 2022 and 2021; 18,198,737 and 17,928,748 shares issued and outstanding as of December 31, 2022 and 2021, respectively	2	265	2	265
Additional paid-in capital	26,046	3,456,304	24,251	3,218,108
Accumulated other comprehensive (loss)	(147)	(19,507)	(26)	(3,450)
Retained earnings	36,175	4,800,423	27,590	3,661,193
Total stockholders’ equity	62,076	8,237,485	51,817	6,876,116
Total liabilities and stockholders' equity	$72,940	¥9,679,138	$61,938	¥8,219,173

(2)	Consolidated Statements of Operations and Comprehensive Income

(Unit: thousands, except share and per share data)

	Year Ended December 31, 2022		Year Ended December 31, 2021
	$	¥	$	¥
Revenue	$65,083	¥8,636,514	$64,707	¥8,586,619
Cost of revenue	29,185	3,872,849	29,660	3,935,882
Gross profit	35,898	4,763,665	35,047	4,650,737
Operating expenses
Research and development	7,801	1,035,193	6,371	845,432
Selling, general and administrative	8,749	1,160,992	8,791	1,166,565
Total operating expenses	16,550	2,196,185	15,162	2,011,997
Income from operations	19,348	2,567,480	19,885	2,638,740
Other income - net	246	32,644	29	3,848
Income before income taxes	19,594	2,600,124	19,914	2,642,588
Income taxes	1,931	256,244	2,627	348,603
Net income	$17,663	¥2,343,880	$17,287	¥2,293,985
Basic	$0.98	¥130	$0.97	¥129
Diluted	$0.95	¥126	$0.93	¥123
Weighted-average shares outstanding used in computing net income per share:
Basic	18,108,369		17,830,808
Diluted	18,537,316		18,565,882
Comprehensive income:
Net income	$17,663	¥2,343,880	$17,287	¥2,293,985
Other comprehensive income (loss), net of tax:
Unrealized loss on available-for-sale debt securities, net of tax benefit of $32, and $18 for year ended December 31, 2022 and 2021, respectively	(121)	(16,057)	(67)	(8,891)
Comprehensive income	$17,542	¥2,327,823	$17,220	¥2,285,094

(3)	Consolidated Statements of Stockholders’ Equity

(Unit: thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Stockholders'
	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
Balances as of December 31, 2020	17,690,062	$2	$22,523	$41	$14,807	$37,373
		¥265	¥2,988,802	¥5,441	¥1,964,889	¥4,959,397
Other comprehensive loss - unrealized loss on available-for-sale debt securities	—	$—	$—	$(67)	$—	$(67)
		¥—	¥—	¥(8,891)	¥—	¥(8,891)
Issuance of common stock upon exercise of stock options and vesting of early exercised options	110,084	$—	$182	$—	$—	$182
		¥—	¥24,151	¥—	¥—	¥24,151
Issuance of common stock upon vesting of restricted stock units	151,608	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(23,006)	$—	$(299)	$—	$—	$(299)
		¥—	¥(39,677)	¥—	¥—	¥(39,677)
Stock-based compensation	—	$—	$1,845	$—	$—	$1,845
		¥—	¥244,832	¥—	¥—	¥244,832
Cash dividends declared ($0.25 per share)	—	$—	$—	$—	$(4,504)	$(4,504)
		¥—	¥—	¥—	¥(597,681)	¥(597,681)
Net income	—	$—	$—	$—	$17,287	$17,287
		¥—	¥—	¥—	¥2,293,985	¥2,293,985
Balances as of December 31, 2021	17,928,748	$2	$24,251	$(26)	$27,590	$51,817
		¥265	¥3,218,108	¥(3,450)	¥3,661,193	¥6,876,116
Other comprehensive loss - unrealized loss on available-for-sale debt securities	—	$—	$—	$(121)	$—	$(121)
		¥—	¥—	¥(16,057)	¥—	¥(16,057)
Issuance of common stock upon exercise of stock options and vesting of early exercised options	119,455	$—	$210	$—	$—	$210
		¥—	¥27,867	¥—	¥—	¥27,867
Issuance of common stock upon vesting of restricted stock units	173,375	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(22,841)	$—	$(228)	$—	$—	$(228)
		¥—	¥(30,256)	¥—	¥—	¥(30,256)
Stock-based compensation	—	$—	$1,813	$—	$—	$1,813
		¥—	¥240,585	¥—	¥—	¥240,585
Cash dividends declared ($0.25 per share)	—	$—	$—	$—	$(9,078)	$(9,078)
		¥—	¥—	¥—	¥(1,204,650)	¥(1,204,650)
Net income	—	$—	$—	$—	$17,663	$17,663
		¥—	¥—	¥—	¥2,343,880	¥2,343,880
Balances as of December 31, 2022	18,198,737	$2	$26,046	$(147)	$36,175	$62,076
		¥265	¥3,456,304	¥(19,507)	¥4,800,423	¥8,237,485

(4)	Consolidated Statements of Cash Flows

(Unit: thousands, except share data)

	Year Ended December 31, 2022		Year Ended December 31, 2021
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$17,663	¥2,343,880	$17,287	¥2,293,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	418	55,469	400	53,080
Stock-based compensation	1,813	240,585	1,845	244,832
Amortization of premium on available-for-sale investments	65	8,626	186	24,682
Write-off of deferred costs and long lived assets	—	—	3	398
Inventory valuation adjustment	925	122,748	558	74,047
Deferred income taxes	(1,667)	(221,212)	15	1,991
Noncash lease expense	741	98,331	739	98,065
Changes in operating assets and liabilities:
Accounts receivable	231	30,654	(218)	(28,929)
Inventory	(1,112)	(147,562)	(5,179)	(687,253)
Prepaid expenses and other current assets	376	49,895	(225)	(29,858)
Other assets	13	1,725	14	1,858
Accounts payable	217	28,796	381	50,559
Accrued expenses	(115)	(15,261)	(813)	(107,885)
Customer deposits	770	102,179	40	5,308
Lease liabilities	(175)	(23,223)	(365)	(48,436)
Other liabilities	(542)	(71,923)	(421)	(55,867)
Net cash provided by operating activities	19,621	2,603,707	14,247	1,890,577
Cash Flows From Investing Activities
Purchase of property and equipment	(511)	(67,810)	(284)	(37,687)
Purchase of debt securities	(29,923)	(3,970,782)	(15,953)	(2,116,963)
Purchase of marketable securities	(4,000)	(530,800)	—	—
Proceeds from maturities of debt securities	15,875	2,106,613	17,420	2,311,634
Net cash provided by (used in) investing activities	(18,559)	(2,462,779)	1,183	156,984
Cash Flows From Financing Activities
Payment of dividends	(9,031)	(1,198,414)	—	—
Net proceeds from exercise of stock options	210	27,867	164	21,763
Payment for shares withheld for tax withholdings on vesting of restricted stock units	(228)	(30,256)	(299)	(39,678)
Net cash used in financing activities	(9,049)	(1,200,803)	(135)	(17,915)
Net (decrease) increase in cash and cash equivalents	(7,987)	(1,059,875)	15,295	2,029,646
Cash and cash equivalents at beginning of period	27,379	3,633,193	12,084	1,603,547
Cash and cash equivalents at end of period	$19,392	¥2,573,318	$27,379	¥3,633,193
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$3,345	¥443,882	$3,108	¥412,432
Supplemental Disclosure of Noncash Investing and Financing Information
Property and equipment purchased but not yet paid	$58	¥7,697	$230	¥30,521
Vesting of early exercised options	$1	¥133	$18	¥2,389
Cash dividend declared but not yet paid	$4,551	¥603,918	$4,504	¥597,681

(5)	Notes to Consolidated Financial Statements

Going Concern

Not applicable.

Basis of Consolidation and Accounting Standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

Segment Information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance on a regular basis. Accordingly, the Company considers itself to be one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2022	2021
China	$45,001	$44,549
Taiwan	9,503	10,611
South Korea	6,533	6,921
Japan	2,593	1,792
Other	1,453	834
Total revenue	$65,083	$64,707

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2022	2021
Automotive	$38,985	$32,071
Security surveillance	26,098	32,636
Total revenue	$65,083	$64,707

Net Income Per Share

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2022	2021
Numerator:
Basic and diluted:
Net income	$17,663	$17,287
Denominator:
Basic shares:
Weighted-average shares used in computing basic net income per share	18,108,369	17,830,808
Diluted shares:
Effect of potentially dilutive securities:
Stock awards	428,947	735,074
Weighted-average shares used in computing diluted net income per share	18,537,316	18,565,882
Net income per share:
Basic	$0.98	$0.97
Diluted	$0.95	$0.93
Non-GAAP net income (1):
Non-GAAP net income	$19,297	$18,889
Basic shares:
Weighted-average shares used in computing basic non-GAAP net income per share	18,108,369	17,830,808
Non-GAAP net income per share:
Non-GAAP Basic	$1.07	$1.06

(1)	Please refer to “Consolidated Operating Results” under “Unaudited Financial Results for the Year Ended December 31, 2022 (January 1, 2022 to December 31, 2022)” for further non-GAAP information.

Subsequent event

None.